ITEM 77Q(a) - COPIES OF ANY MATERIAL AMENDMENTS TO THE
REGISTRANT'S CHARTER OR BY-LAWS


VISION GROUP OF FUNDS, INC.
ARTICLES SUPPLEMENTARY


		VISION GROUP OF FUNDS, INC., a Maryland
corporation having its principal office in the State of Maryland in the City of Baltimore (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

		FIRST: The Corporation has classified as "Vision Large Cap Core Fund - Class A Shares" Five Hundred Million (500,000,000) previously unissued and unclassified shares of the total Twenty Billion (20,000,000,000) authorized shares of capital stock of the Corporation (par value one mill ($0.001) per share).

		SECOND: The Corporation has classified as "Vision Large Cap Core Fund - Class B Shares" Five Hundred Million (500,000,000)previously unissued and unclassified shares of the total Twenty Billion (20,000,000,000) authorized shares of capital stock of the Corporation (par value one mill ($0.001) per share).

		THIRD: The Class A Shares and Class B Shares of Vision Large Cap Core Fund (the "Fund") classified hereby shall each have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as set forth in Article VI of the Corporation's Articles of Incorporation and shall be subject to all provisions of the Charter relating to stock of the Corporation generally and to the following:

(1) The assets attributable to the Class A Shares and Class B
Shares of the Fund shall be invested in the same investment portfolio of the Corporation, together with the assets attributable to any other class of shares of the Fund.

(2) The dividends and distributions of investment income and capital gains with respect to the Class A Shares of the Fund and Class B Shares of the Fund, respectively, shall be in such amounts as may be declared from time to time by the Board of Directors, and such dividends and distributions for the Class A Shares of the Fund and Class B Shares of the Fund may differ from each other and from the dividends and distributions of investment income and capital gains with respect to any other classes of shares of the Fund, to reflect differing allocations of the expenses of the Corporation and of the Fund among the holders of the various classes and any resultant differences among the net asset values per share of the various classes of shares of the Fund, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income and losses, capital gains and losses, expenses, and liabilities of the Corporation and of the Fund, and the amounts distributable in the event of dissolution of the Corporation or liquidation of the Corporation or of the Fund among the classes of the Fund shall be determined by the Board of Directors in a manner that is consistent with the Investment Company Act of 1940, and the rules and regulations thereunder, in each case as from time to time amended, modified or superseded.

(3) Except as may otherwise be required by law pursuant to any applicable order, rule or interpretation issued by the Securities and Exchange Commission, or otherwise, the holders of the Class A Shares of the Fund and Class B Shares of the Fund, respectively, shall have (i) exclusive voting rights with respect to any matter submitted to a vote of stockholders that affects only holders of the Class A Shares of the Fund or Class B Shares the Fund, respectively, and (ii) no voting rights with respect to any matter submitted to a vote of stockholders that does not affect holders of the Class A Shares of the Fund or Class B Shares of the Fund, respectively.

(4) At such times as may be determined by the Board of Directors (or with the authorization of the Board of Directors, by the Officers of the Corporation) in accordance with the Investment Company Act of 1940, as amended, applicable rules and regulations thereunder, and applicable rules and regulations of the National Association of Securities Dealers, Inc., and reflected in the pertinent registration statement of the Corporation, Class B Shares of the Fund may be automatically converted into Class A Shares of the Fund based on the relative net asset values of such classes at the time of the conversion, subject, however, to any conditions of conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, by the Officers of the Corporation) and reflected in the pertinent registration statement of the Corporation as aforesaid.


		FOURTH: These foregoing Articles Supplementary do not increase the authorized stock of the Corporation or the aggregate par value thereof.

	FIFTH: The shares of Vision Large Cap Core Fund - Class A Shares and Vision Large Cap Core Fund - Class B Shares of the Corporation, respectively, classified as set forth in Articles FIRST and SECOND of these Articles Supplementary have been classified by the Corporation's Board of Directors under the authority contained in the Charter of the Corporation.

The undersigned Vice President acknowledges these Articles Supplementary to be the corporate act of the Corporation and states that to the best of her knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, Vision Group of Funds, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary as of this 15th day of June, 2000.

ATTEST:		VISION GROUP OF FUNDS, INC.


/s/ C. Todd Gibson			By:  /s/ Beth S. Broderick
C. Todd Gibson		        Beth S. Broderick
Secretary		        Vice President
12

2